Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERENCE DIVIDENDS

The following tables reflect the computation of the ratio of earnings to fixed charges and the ratio of earning to fixed charges and preference dividends for the periods presented (in millions, except for ratios):

	Six Months Ended March 31, 2014	Fiscal Year Ended September 30,
		2013	2012	2011	2010	2009
Computation of earnings:
Earnings before income taxes and income or loss from equity investees	$(41.4)	$22.3	$80.2	$(434.8)	$139.3	$156.9
Add:
Fixed charges	68.2	87.4	61.9	53.0	54.1	59.7
Amortization of capitalized interest	0.1	0.2	0.2	0.1	0.1	—
Capitalized interest	(0.6)	(0.3)	(0.2)	(0.2)	(1.3)	(0.2)

Earnings	$26.3	$109.6	$142.1	$(381.9)	$192.2	$216.4

Computation of combined fixed charges and preference dividends:
Interest expense	66.3	85.5	60.3	51.5	51.5	58.3
Preferred stock dividend	—	—	—	—	—	—
Capitalized interest	0.6	0.3	0.2	0.2	1.3	0.2
Interest portion of rental expense	1.3	1.6	1.4	1.3	1.3	1.2

Total combined fixed charges and preference dividends	$68.2	$87.4	$61.9	$53.0	$54.1	$59.7

Ratio of earnings to fixed charges	— (1)	1.3x	2.3x	— (2)	3.6x	3.6x

	Six Months Ended March 31, 2014	Fiscal Year Ended September 30,
		2013	2012	2011	2010	2009
Computation of earnings:
Earnings before income taxes and income or loss from equity investees	$(41.4)	$22.3	$80.2	$(434.8)	$139.3	$156.9
Add:
Fixed charges	82.0	95.3	61.9	53.0	54.1	59.7
Amortization of capitalized interest	0.1	0.2	0.2	0.1	0.1	—
Capitalized interest	(0.6)	(0.3)	(0.2)	(0.2)	(1.3)	(0.2)

Earnings	$40.1	$117.6	$142.1	$(381.9)	$192.2	$216.4

Computation of combined fixed charges and preference dividends:
Interest expense	66.3	85.5	60.3	51.5	51.5	58.3
Preferred stock dividend	13.8	7.9	—	—	—	—
Capitalized interest	0.6	0.3	0.2	0.2	1.3	0.2
Interest portion of rental expense	1.3	1.6	1.4	1.3	1.3	1.2

Total combined fixed charges and preference dividends	$82.0	$95.3	$61.9	$53.0	$54.1	$59.7

Ratio of earnings to fixed charges and preferred stock dividends	— (1)	1.2x	2.3x	— (2)	3.6x	3.6x

Note: Earnings represent income before income taxes and equity earnings from affiliates plus fixed charges and amortization of capitalized interest, reduced by capitalized interest. Fixed charges include interest expense, capitalized interest and the registrant’s estimate of the interest component of rent expense, which is estimated as one-third of total rental expense. Fixed charges plus preferred stock dividends include interest expense, capitalized interest, the registrant’s estimate of the interest component of rent expense, which is estimated as one-third of total rental expense, and, for fiscal year 2013 and subsequent periods, dividends on the Company’s Series B and Series C preferred stock.

(1)	For the six months ended March 31, 2014 earnings were insufficient to cover each of (a) fixed charges and (b) fixed charges and preferred stock dividends by $41.9 million.
(2)	For the year ended September 30, 2011 earnings were insufficient to cover fixed charges by $434.9 million.